News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact: R. Todd Noden
               Chief Financial Officer
               (205) 942-4808

BOOKS-A-MILLION, INC. ANNOUNCES SECOND QUARTER RESULTS
——————————————
Total Sales Increase 14.9%

Announces Share Repurchase

BIRMINGHAM, AL (Aug. 21, 2012) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week and 26-week periods ended July 28, 2012.  Net sales for the 13-week period ended July 28, 2012 increased 14.9% to $120.4 million compared with sales of $104.8 million in the year-earlier period.  Comparable store sales for the second quarter increased 0.5%, compared with the 13-week period in the prior year.  Net loss from continuing operations for the second quarter was $0.9 million, or $0.06 per diluted share, compared with net loss from continuing operations of $2.9 million, or $0.18 per diluted share, in the year-earlier period.

For the 26-week period ended July 28, 2012, net sales increased 12.7% to $233.5 million from net sales of $207.2 million in the year-earlier period.  Comparable store sales declined 1.8% compared with the same period in the prior year.  For the 26-week period ended July 28, 2012, the Company reported net loss from continuing operations of $2.8 million, or $0.18 per diluted share, compared with net loss from continuing operations of $6.3 million, or $0.40 per diluted share, in the year-earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, "Results for the quarter reflect the contribution from our new stores that opened in the 4th quarter, the phenomenal success of the Fifty Shades of Grey series, and continued solid performance in kids, teen and general merchandise. Our team remains focused on diversifying our store assortments and adjusting our store layouts to support our core business and new categories as we prepare for the upcoming holiday season.”

The Company also announced today that the Company’s Board of Directors has authorized a program to repurchase up to $5 million in shares of its common stock.  Stock may be purchased on the open market or through private transactions from time to time through March 31, 2014, dependent upon market conditions.  The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at management’s discretion.  The Company currently has 16.0 million shares of common stock outstanding.

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and also sells on the Internet at www.booksamillion.com. The Company presently operates 258 stores in 31 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

Follow Books-A-Million on Twitter (http://twitter.com/booksamillion) and like us on Facebook (http://facebook.com/booksamillion).

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BAMM Announces Second Quarter 2013 Results

August 21, 2012

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
		(a)		(a)
Net sales	$120,418	$104,813	$233,518	$207,212
Cost of products sold, including warehouse distribution and store occupancy costs	86,781	75,189	169,041	149,371
Gross profit	33,637	29,624	64,477	57,841
Operating, selling and administrative expenses	30,587	28,906	59,519	58,024
Depreciation and amortization	4,121	3,854	8,275	7,766
Operating loss from continuing operations	(1,071)	(3,136)	(3,317)	(7,949)
Interest expense, net	452	356	890	575
Loss from continuing operations, before income taxes	(1,523)	(3,492)	(4,207)	(8,524)
Income tax benefit	(621)	(378)	(1,465)	(1,934)
Net loss from continuing operations before equity method investment	(902)	(3,114)	(2,742)	(6,590)
Net (loss) income on equity method investment	21	240	(81)	286
Net loss from continuing operations	(881)	(2,874)	(2,823)	(6,304)
Loss from discontinued operations	- -	(24)	- -	(105)
Net loss	$(881)	$(2,898)	$(2,823)	$(6,409)

Net loss per share:
Basic and Diluted
Net loss from continuing operations	$(0.06)	$(0.18)	$(0.18)	$(0.40)
Net loss from discontinued operations	- -	- -	- -	(0.01)
Net loss per common share	$(0.06)	$(0.18)	$(0.18)	$(0.41)
Weighted average number of shares outstanding – basic and diluted	15,365	15,737	15,354	15,692

(a)
The results for 13-weeks and 26-weeks ended July 30, 2011, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 26-weeks ended July 28, 2012 due to discontinued operations.

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BAMM Announces Second Quarter 2013 Results

August 21, 2012

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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